[LETTERHEAD]

From: David R. Harvey, Chairman, President and CEO	For questions, contact:
Kirk A. Richter, Treasurer (314) 286-8004

FOR IMMEDIATE RELEASE

July 22, 2003

SIGMA-ALDRICH (NASDAQ: SIAL) Q2 DILUTED EPS UP 15%. 2003 EPS FORECAST

RAISED TO $2.65–$2.70 TO REFLECT EXPECTED SALES AND CURRENCY GAINS.

HIGHLIGHTS:

Continuing Operations:

•	Reported sales in Q2 2003 increased 7.5%, with currency adjusted sales comparable to Q2 2002.

•	Continued sluggishness in the U.S. pharmaceutical market and slower growth in international research sales reduced currency adjusted sales growth in Q2 2003 from Q1 levels for Scientific Research and Biotechnology.

•	Fine Chemicals sales (currency adjusted) showed modest improvement from Q1 2003, as booked orders increased to record levels.

•	Diluted EPS for Q2 2003 increased 15.5% to $.67.

•	Ongoing sales and marketing initiatives and new product introductions are expected to progressively boost currency adjusted sales growth in the final two quarters of 2003. Full year 2003 diluted EPS estimate increased from earlier guidance to a range of $2.65 to $2.70.

Financial Condition:

•	Return on equity of 19.8% remained near the Company’s 20% goal despite a large addition to equity from currency.

•	Working capital management efforts held accounts receivable days sales outstanding at 54 and reduced inventory levels to 7.4 months on hand at June 30, 2003.

•	Strong cash flow from operations and working capital management in Q2 reduced outstanding debt by $42 million, bringing total debt reduction since December 31, 2002 to $74 million.

OVERALL RESULTS:

Continuing Operations:

Reported sales for the Company’s Scientific Research, Biotechnology and Fine Chemicals businesses combined increased 7.5% in the second quarter of 2003 compared to the same quarter of 2002, bringing the year-to-date gain to 9.2%. Currency benefits contributed 8.2% and 8.3% of the second quarter and year-to-date gains, respectively. Our earlier expectation for improvement in currency adjusted quarterly sales growth rates was impacted by continued soft market conditions in the U.S. pharmaceutical sector, the spread of this trend to Europe during the second quarter and general deterioration in the global economy.

Reported operating and pretax income margins in the second quarter of 2003 remained consistent with first quarter 2003 levels at 21.8% and 21.0% of sales, respectively, representing a modest improvement over levels for the comparable periods of 2002. Diluted net income per share for the second quarter of 2003 rose 15.5% to $.67 from $.58 in 2002, including a $.09 benefit from currency exchange rates. Year-to-date diluted EPS was up 16.4% to $1.35, including a $.15 currency exchange rate benefit.

Discontinued (Diagnostics) Operations:

Activity in the Diagnostics business in the second quarter was minimal, resulting in no change to the previously reported diluted EPS for 2003. Sales from inventory liquidations provided diluted EPS of $.02 in the first quarter and year-to-date. Reductions in related inventory reserves and other costs to discontinue this business provided an additional $.02 to both first quarter and year-to-date diluted EPS through favorable adjustments to previously recorded losses. All activities related to discontinuing this business have been completed.

RESULTS FOR CONTINUING OPERATIONS (all percentage comparisons are to comparable periods in 2002):

Reported sales in the second quarter increased 7.5% to $327.1 million from $304.3 million in 2002. The reported year-to-date gain was 9.2%, with reported sales increasing to $661.8 million in 2003 from $605.9 million in 2002. The weaker U.S. dollar contributed 8.2% and 8.3% of the second quarter and year-to-date gains, respectively. Price increases provided another 3.2% of the second quarter and year-to-date growth, equivalent to that achieved for all of 2002. Overall unit volumes for the second quarter declined nearly 4% as units sold in both Scientific Research and Biotechnology continued to decline sequentially, offset only slightly by modest volume growth in Fine Chemicals. Reported sales growth, currency benefits and currency adjusted sales changes (a measure used by management and believed useful to investors to judge the Company’s controllable, local currency growth) were as follows:

	Three Months Ended June 30, 2003			Six Months Ended June 30, 2003
	Reported	Currency Benefit	Currency Adjusted	Reported	Currency Benefit	Currency Adjusted
Scientific Research	6.4%	8.4%	(2.0%)	9.0%	8.6%	0.4%
Biotechnology	9.8%	7.8%	2.0%	12.8%	8.2%	4.6%
Fine Chemicals	8.2%	7.9%	0.3%	5.8%	7.7%	(1.9%)
Total	7.5%	8.2%	(0.7%)	9.2%	8.3%	0.9%

Scientific Research: Currency adjusted sales in the second quarter benefited from price increases of 4.2%, largely in line with the gain achieved in both the first quarter of 2003 and for the full year of 2002. We continue to monitor market prices and believe our current prices are in line with those of our competitors. A sequential decline in quarterly unit volume in the U.S. due to continued demand declines from pharmaceutical companies was matched with stable demand in other key domestic customer sectors. Currency adjusted sales in international markets that had been increasing in both Q1 2003 and for all of 2002 had little growth in the second quarter of 2003 as sales to pharmaceutical customers in Europe began to show similar trends to those experienced earlier in the U.S.

Biotechnology: The 2.0% currency adjusted gain in the second quarter of 2003 reflects a price gain of 2.7% offset by a volume decline of 0.7%. Consistent with first quarter performance, second quarter volume growth was impacted by reduced demand for synthetic DNA from U.S. customers. Second quarter growth was also affected by slower growth in sales of various animal-sourced serum products, particularly in Europe, due to constrained market supply.

Web-based Research (Scientific Research and Biotechnology) Sales: Continuing enhancement and promotion of the Company’s web site (rated #1 by Bioinformatics in 2002) increased electronic orders to 27% of our U.S. and 19% of our worldwide research sales in Q2, marking more than four consecutive years of sequential quarterly gains.

Fine Chemicals: Currency adjusted sales in the second quarter were in-line with last year’s second quarter after declining in the first quarter of 2003. Increased sales efforts for larger quantities of catalog products and sustained strong growth in international markets were largely offset by the continuing weaker demand from U.S. pharmaceutical customers that had begun in the second half of 2002. We are encouraged by the increase in booked orders to record levels and expect these orders to boost quarterly sales growth in the remaining quarters of 2003.

INCOME ANALYSIS:

The Company’s reported Q2 and year-to-date net income and diluted earnings per share for continuing and discontinued operations, before and after currency impacts in 2003, are summarized below:

	Three Months Ended June 30, 2003		Three Months Ended June 30, 2002
	Net Income (millions)	Diluted Earnings Per Share	Net Income (millions)	Diluted Earnings Per Share
Net income from continuing operations before currency impact	$41.6	$0.58	$42.9	$0.58
Currency impact on continuing operations	6.4	0.09	—	—

Reported net income from continuing operations	48.0	0.67	42.9	0.58
Net loss from discontinued operations	—	—	(2.2)	(0.03)
Net loss on disposition of discontinued operations	—	—	(63.0)	(0.85)

Total reported net income	$48.0	$0.67	$(22.3)	$(0.30)

	Six Months Ended June 30, 2003		Six Months Ended June 30, 2002
	Net Income (millions)	Diluted Earnings Per Share	Net Income (millions)	Diluted Earnings Per Share
Net income from continuing operations before currency impact	$86.4	$1.20	$85.5	$1.16
Currency impact on continuing operations	10.5	0.15	—	—

Reported net income from continuing operations	96.9	1.35	85.5	1.16
Net income (loss) from discontinued operations	1.1	0.02	(5.1)	(0.07)
Net gain (loss) on disposition of discontinued operations	1.6	0.02	(63.0)	(0.85)

Total reported net income	$99.6	$1.39	$17.4	$0.24

Reported pretax income from continuing operations was 21.0% of sales for the second quarter and first six months of 2003, up from 20.4% and 20.5% of sales for the second quarter and first six months of 2002, respectively, due mainly to lower interest costs from both reduced rates and borrowings. Reported operating income levels were 21.8% of sales in the second quarter and first six months of 2003, a modest improvement from the levels in the comparable periods of 2002. At $7.6 million year-

to-date, continuing process improvement activities are on track to hit our cost reduction goal of $15 million in 2003. Coupled with reductions in bad debt and advertising costs, these savings have enabled us to offset higher insurance, employee benefit, utility and legal defense costs thus far this year.

The effective tax rate for the second quarter remained at the first quarter level of 30.2%, reflecting benefits from modest increases in various tax credits as well as reductions in overall international and state tax rates versus prior year levels. The effective tax rate for all of 2003 should remain near this level, with minor variations in upcoming quarters based on changes in activity levels in tax credit generating functions and sales mix changes in geographic areas due primarily to new strategic sales and marketing initiatives.

OUTLOOK:

We expect our overall currency adjusted sales growth rate to progressively improve in the upcoming quarters of 2003. Price gains are expected to remain at the roughly 3% increase achieved to date. We believe that overall market softness will likely persist, with accelerating spending in life science areas offset by continuing pharmaceutical consolidation and political and healthcare concerns in selected countries. Recently launched sales and marketing initiatives and new product introductions are expected to progressively improve unit volumes in the upcoming quarters of 2003. Our focus on increasing both the coverage of existing key accounts and the number of new key accounts, as well as on improving sales lead follow-up and conversion, is beginning to bear fruit. Roughly one-half of our planned addition of 30 new U.S. sales representatives has been completed to date, although market demand for experienced sales people is making recruiting new representatives and retaining existing staff more difficult than expected. To address competitive activities outside the U.S., 12 additional sales representatives have also been hired in Europe. New marketing programs are focused on higher growth areas such as molecular biology and cell signaling, with new campaigns in other key life science and fine chemicals areas scheduled to follow. While these initiatives gain momentum, efforts to gain market share by promoting existing products and capabilities are also expected to enhance short-term sales growth, as evidenced by our success to date in Fine Chemicals in promoting the sale of larger quantities of catalog products to offset declines in our large-order custom manufacturing business.

At current rates of exchange, we anticipate that currency will continue to benefit both sales and earnings growth during the final two quarters of 2003, although at reduced rates from those enjoyed to date. Continued benefits from process improvement initiatives and lower interest costs should continue to offset the increasing costs of our new sales and marketing initiatives, employee benefits and insurance, allowing us to maintain pre-tax margins at just over 20%. Additional modest share repurchase activities should also benefit EPS. Based on these expectations and all known factors, management is raising its estimate of projected diluted EPS from continuing operations for all of 2003 to a new range of $2.65 to $2.70.

With over 50% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted growth, and believes it is useful to investors, to judge the Company’s controllable, local currency performance. While we are able to report currency impacts after the fact, we are unable to estimate changes that may occur during the remainder of 2003 to applicable rates of exchange and are thus unable to provide a reconciliation of the projected non-GAAP currency adjusted internal growth rates to reported GAAP growth rates for the year 2003 as required by Regulation G adopted by the Securities and Exchange Commission. Any significant changes in currency exchange rates would likely have a significant impact on our reported growth rates due to the volume of our sales denominated in foreign currencies.

OTHER INFORMATION:

Share Repurchase: Through June 30, 2003, a total of 33.0 million shares (out of an authorized repurchase of 35.0 million shares) had been acquired since beginning the program in late 1999 at an average purchase price of $33.73 per share. There were 70.8 million shares outstanding at June 30, 2003. The Company expects to continue share repurchases to acquire the remaining 2.0 million authorized shares, but the timing and number of shares purchased, if any, will depend upon market conditions and other factors.

Working Capital, Debt and ROE: More active management of working capital continued in the second quarter. Accounts receivable days sales outstanding at June 30, 2003 remained at the 54 days achieved at March 31, 2003, a reduction of 3 days from December 31, 2002 levels. Proactive inventory management reduced inventory levels yet again to 7.4 months on hand at June 30, 2003, down from 8.0 months at year-end 2002. Since December 31, 2002, reported inventories have declined by $10.6 million, with increased valuations of $1.9 million due to currency exchange rates masking a $12.5 million reduction in quantities on shelves. These initiatives, together with increased cash from operations and lower capital expenditure levels, combined to generatesufficient cash flow to reduce total borrowings by another $42 million during the second quarter of 2003. We have reduced our debt year-to-date by $74 million. At June 30, 2003, short-term borrowings were $16 million at a weighted average interest rate of 0.9% and long-term debt was $177 million at a weighted average interest rate of 6.6%. The Company’s return on equity was 19.8%, essentially equivalent to that at March 31, 2003 despite a $23 million second quarter increase in equity from the effect of stronger international exchange rates on net asset values. At current exchange rates and expected operating performance levels, we expect to fully achieve our 20% goal in 2003, one year earlier than initially promised back in late 1999.

CEO’s STATEMENT:

Commenting on second quarter performance and our outlook for 2003, Chairman and CEO David Harvey said, “I am pleased with our ability to maintain profit margins and strong growth in earnings per share against the backdrop of difficult broader macroeconomic conditions. While our recent sales growth has been impacted by global economic conditions and pharmaceutical industry consolidation, it was with the very expectation of these conditions that we reorganized to launch our new sales and marketing initiatives at the beginning of the year. We, like others, underestimated the magnitude of these conditions. But we recognize them now and we’ve redoubled our efforts to preserve our world class service, to focus even more heavily on quality and to accelerate planned new sales and marketing initiatives with renewed vigor. As we’ve maintained all along, we’ve set high standards – ones not easily achieved – to distinguish ourselves from our competitors. We’ve hit them in the past and we believe they are still achievable over the long-term. We look to improve on our recent sales growth in the remaining quarters of 2003.”

Continuing to reflect on the Company’s achievements thus far, Harvey commented, “I am also pleased with the great strides we’ve made in making more effective use of our assets. Profits are strong. Cash flows are strong. And we’re gaining on fully productive use of our existing facilities. Our challenge is to invest our cash in opportunities that provide returns comparable to or better than current levels. While recent acquisitions in our markets may have been attractive to others, they would not have provided our desired returns. We continue to actively seek acquisition and licensing opportunities, but only those that will meet both our growth and return objectives.”

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and chemical manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 34 countries and has 6,000 employees providing excellent service worldwide. We are committed to the success of our Customers, Employees and Shareholders through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including without limitation the “Highlights”, “Outlook”, “CEO’s Statement” and “Other Information-Share Repurchase” sections contained above and other statements regarding the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, return on equity and other matters. These statements involve assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) changes in pricing and the competitive environment, (2) other changes in the business environment in which the Company operates, (3) changes in research funding, (4) uncertainties surrounding government healthcare reform, (5) government regulations applicable to the business, (6) the impact of fluctuations in interest rates and foreign currency exchange rates, (7) the effectiveness of the Company’s further implementation of its global software systems, (8) the ability to retain customers, suppliers and employees and (9) the outcome of the matters described in Note 13- Contingent Liabilities and Commitments-in the Company’s Form 10-Q for the quarterly period ended March 31, 2003. The Company does not undertake any obligation to update these forward-looking statements.

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Income (Unaudited)

(in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net sales	$327,051	$304,288	$661,768	$605,893
Cost of products sold	160,504	148,516	324,214	295,369

Gross profit	166,547	155,772	337,554	310,524
Selling, general and administrative expenses	84,813	79,598	172,107	158,210
Research and development expenses	10,440	10,323	21,268	20,581
Interest, net	2,557	3,698	5,374	7,761

Income from continuing operations before income taxes	68,737	62,153	138,805	123,972
Provision for income taxes	20,759	19,266	41,920	38,430

Net income from continuing operations	47,978	42,887	96,885	85,542
Discontinued operations:
Net (loss) income from operations of discontinued business, net of taxes	(6)	(2,171)	1,047	(5,091)
Net (loss) gain on disposition of discontinued operations, net of taxes	70	(63,000)	1,625	(63,000)

Net income	$48,042	$(22,284)	$99,557	$17,451

Weighted average number of shares outstanding—Basic	70,873	73,253	71,011	73,135

Weighted average number of shares outstanding—Diluted	71,482	73,941	71,567	73,753

Net income per share—Basic
Net income from continuing operations	$0.68	$0.59	$1.36	$1.17
Net (loss) income from operations of discontinued business, net of taxes	—	(0.03)	0.02	(0.07)
Net (loss) gain on disposition of discontinued operations, net of taxes	—	(0.86)	0.02	(0.86)

Net income	$0.68	$(0.30)	$1.40	$0.24

Net income per share—Diluted
Net income from continuing operations	$0.67	$0.58	$1.35	$1.16
Net (loss) income from operations of discontinued business, net of taxes	—	(0.03)	0.02	(0.07)
Net (loss) gain on disposition of discontinued operations, net of taxes	—	(0.85)	0.02	(0.85)

Net income	$0.67	$(0.30)	$1.39	$0.24

Condensed Consolidated Balance Sheets

(in thousands)

	(Unaudited)
	June 30, 2003	December 31, 2002
ASSETS
Cash and cash equivalents	$53,482	$52,382
Accounts receivable, net	195,901	175,356
Inventories	410,792	421,368
Other current assets	51,310	45,396
Current assets held for sale	—	385

Total current assets	711,485	694,887
Property, plant and equipment, net	535,342	535,797
Other assets	162,060	158,972

Total assets	$1,408,887	$1,389,656

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$15,845	$89,930
Accounts payable	67,779	69,184
Accrued expenses	81,580	76,730
Accrued income taxes	22,786	25,949
Current liabilities of discontinued operations	—	3,860

Total current liabilities	187,990	265,653
Long-term debt	176,549	176,805
Noncurrent liabilities	68,973	65,024
Stockholders’ equity	975,375	882,174

Total liabilities and equity	$1,408,887	$1,389,656

SIGMA-ALDRICH CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousand)

	Six Months Ended June 30,
	2003	2002
Cash flows from operating activities:
Net income	$99,557	$17,451
Adjustments:
Net loss (income) from operations of discontinued business, net of taxes	(1,047)	5,091
Net loss (gain) on disposition of discontinued operations, net of taxes	(1,625)	63,000
Depreciation and amortization	34,164	32,940
Net changes in assets and liabilities	7,119	45,807

Net cash provided by operating activities of continuing operations	138,168	164,289
Net cash (used in) operating activities of discontinued operations	(39)	(4,153)

Net cash provided by operating activities	138,129	160,136

Cash flows from investing activities:
Net property additions	(23,576)	(28,943)
Proceeds from disposition of discontinued operations	1,010	2,259
Other	(608)	(952)

Net cash (used in) investing activities of continuing operations	(23,174)	(27,636)
Net cash (used in) investing activities of discontinued operations	—	(2,286)

Net cash (used in) investing activities	(23,174)	(29,922)

Cash flows from financing activities:
Net repayment of debt	(74,299)	(104,592)
Payment of dividends	(12,734)	(12,440)
Treasury stock purchases	(36,572)	(3,129)
Exercise of stock options	10,528	13,075

Net cash (used in) financing activities	(113,077)	(107,086)

Effect of exchange rate changes on cash	(778)	(8,340)

Net change in cash and cash equivalents	1,100	14,788
Cash and cash equivalents at January 1	52,382	37,637

Cash and cash equivalents at June 30	$53,482	$52,425

Supplemental Financial Information—Continuing Operations (Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Business unit sales
Scientific Research	$191,517	$179,989	$389,662	$357,427
Biotechnology	73,737	67,165	149,998	133,009
Fine Chemicals	61,797	57,134	122,108	115,457

Total	$327,051	$304,288	$661,768	$605,893